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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Duff & Phelps Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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55 East 52nd St.
New York, NY 10055

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 30, 2009

        The Annual Meeting of Stockholders of Duff & Phelps Corporation (the "Company") will be held at the Omni Berkshire Place, 21 East 52nd St., New York, NY 10022, on Thursday, April 30, 2009, at 9:00 AM, Eastern Daylight Saving Time, for the following purposes:

          1)    To elect nine (9) directors to the board of directors;

          2)    To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009; and

          3)    To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        Only stockholders of record at the close of business on March 5, 2009 will be entitled to notice of and to vote at the meeting.

        Stockholders, whether or not they expect to be present at the meeting, are requested to submit their proxy, which is solicited on behalf of the board of directors, by any of the following methods: via Internet at www.proxyvote.com, by telephone at 1-800-579-1639, or if you request written materials, by signing and dating the proxy card sent to you and returning it in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

New York, NY
March 16, 2009

By order of the Board of Directors.

Edward S. Forman, Secretary

 DUFF & PHELPS CORPORATION

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

        This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2009 Annual Meeting of Stockholders of Duff & Phelps Corporation (the "Company," "Duff & Phelps," "we" or "us"). The 2009 Annual Meeting of Stockholders (the "Annual Meeting") will be held on Thursday, April 30, 2009 at 9:00 a.m., Eastern Daylight Saving Time, at the Omni Berkshire Place, 21 East 52nd St., New York, NY 10022. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 16, 2009.

INFORMATION CONCERNING SOLICITATION AND VOTING

Distribution and Electronic Availability of Proxy Materials

        This year we are taking advantage of the new Securities and Exchange Commission ("SEC") rules that allow companies to furnish proxy materials to shareowners via the Internet. If you were mailed a Notice of Internet Availability of proxy materials ("Notice"), you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy material including this proxy statement, the proxy card or voting instruction card and the 2008 Annual Report to Stockholders (the "Annual Report") as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials in the paragraph below and included in the Notice. We plan to mail the Notice to stockholders by March 16, 2009. We will continue to mail a printed copy of the Proxy Materials to certain stockholders and we expect that mailing to begin on March 16, 2009.

        We first made available the proxy solicitation materials at www.proxyvote.com on or around March 16, 2009 to all stockholders entitled to vote at the Annual Meeting. You may also request a printed copy of the proxy materials and/or directions to the meeting site by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2008 Annual Report was made available at the same time and by the same methods.

        Important notice regarding the availability of proxy materials for the Annual Meeting to be held on April 30, 2009: The proxy statement and our 2008 Annual Report to Stockholders are available at www.proxyvote.com.

 Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares directly. Requests should be addressed to Duff & Phelps Corporation, 55 East 52nd Street, 31st Floor, New York, New York 10055, Attention: Investor Relations, or by calling (212) 871-2000.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

        The Company has two classes of common stock, Class A common stock and Class B common stock. The two classes of common stock vote together as one class on all matters that may come before the Annual Meeting. Each share of Class A and Class B common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 5, 2009 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were 15,956,019 shares of Class A common stock and 20,889,201 shares of Class B common stock issued and outstanding.

        The proxy is solicited from the holders of record of the Class A and Class B common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail or Internet prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company's Class A and Class B common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted "FOR" the election of the director nominees listed in Proposal 1, "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2009 and in the discretion of the proxy holders on any other matters that may come before the Annual Meeting or any adjournments or postponements thereof. The directors expect shares of Class A and Class B common stock held by executive officers and directors of the Company will be voted "FOR" such proposals.

        A quorum consisting of at least a majority of Class A and Class B common stock issued and outstanding and entitled to vote taken together as a single class must be present at the meeting represented in person or by proxy for any business to be conducted. Abstentions and broker non-votes will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

        The Company's By-laws provide that the Company's board of directors shall consist of such number of directors as shall from time to time be fixed by our board of directors. Currently, the size of the board of directors is fixed at nine (9) directors. At the Annual Meeting, nine (9) directors will be elected to serve until our next annual meeting and until their successors are duly elected and qualified.

        The board of directors has nominated Noah Gottdiener, Gerard Creagh, Robert M. Belke, Peter W. Calamari, William R. Carapezzi, William J. Hannigan, Harvey M. Krueger, Sander M. Levy and Jeffrey D. Lovell for election as directors at the Annual Meeting.

        This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of directors to be elected by them and the other matters described herein. The board of directors knows of no reason that Messrs. Gottdiener, Creagh, Belke, Calamari, Carapezzi, Hannigan, Krueger, Levy and Lovell might be unavailable to serve as directors, and each has expressed an intention to serve, if elected. If any of Messrs. Gottdiener, Creagh, Belke, Calamari, Carapezzi, Hannigan, Krueger, Levy and Lovell are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a director and any other person pursuant to which any of such nominees was selected.

        The election of a director requires the affirmative vote of a plurality of the shares of Class A and Class B common stock voting together as a single class, present in person or represented by proxy at the Annual Meeting once a quorum is present. Abstentions and "broker non-votes," if any, will have no impact on the election of directors once a quorum is present. Properly executed proxies submitted pursuant to this solicitation will be voted for the election of Messrs. Gottdiener, Creagh, Belke, Calamari, Carapezzi, Hannigan, Krueger, Levy and Lovell as directors, unless specified otherwise.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. GOTTDIENER, CREAGH, BELKE, CALAMARI, CARAPEZZI, HANNIGAN, KRUEGER, LEVY AND LOVELL AS DIRECTORS.

        The table below sets forth certain information regarding the directors of the Company.

Board of Directors

Name	Age	Principal Occupation	Director Since
Noah Gottdiener	52	Chief Executive Officer and Chairman of the Board	2007
Gerard Creagh	50	President and Director	2007
Robert M. Belke	38	Director	2007
Peter W. Calamari	34	Director	2007
William R. Carapezzi	51	Director	2007
William J. Hannigan	49	Director	2008
Harvey M. Krueger	79	Director	2007
Sander M. Levy	47	Director	2007
Jeffrey D. Lovell	56	Director	2007

        Noah Gottdiener served as the Chief Executive Officer of Duff & Phelps Acquisitions, LLC ("D&P Acquisitions"), a subsidiary of the Company, from March 2004, when he led the acquisition of Duff & Phelps, LLC from Webster Financial Corporation ("Webster"), until September 2007, and currently serves as the Chief Executive Officer and the chairman of the board of directors of the Company. Mr. Gottdiener was the founding partner of Stone Ridge Partners LLC, a mergers and acquisitions ("M&A") advisory firm focused on middle market companies. Previously, Mr. Gottdiener was a Partner of Thomas Weisel Partners and Furman Selz LLC, and a Managing Director at Lehman Brothers, Inc., where he began his career. Mr. Gottdiener has more than 20 years of investment banking origination, execution and management experience. Mr. Gottdiener sits on the advisory board of the National Outdoor Leadership School and is a member of the advisory council of the mathematics department of Princeton University. Mr. Gottdiener is also on the Board of Directors of the Manhattan Theatre Club. Mr. Gottdiener received his B.A. from Princeton University and an M.B.A. from Harvard Business School.

        Gerard Creagh served as the President of D&P Acquisitions from September 2005 until September 2007, and currently serves as the President and a member of the board of directors of the Company. Mr. Creagh served as Executive Managing Director of Standard & Poor's Corporate Value Consulting ("CVC") prior to its merger with Duff & Phelps in September 2005. He joined Standard & Poor's from PricewaterhouseCoopers, where he held the position of North American Valuation Services Practice Leader. Mr. Creagh's tenure with PricewaterhouseCoopers came from a merger between Price Waterhouse and Coopers & Lybrand in 1998, where he was the U.S. Leader for its valuation practice. He has more than 20 years of experience consulting with U.S. and multinational companies on valuation issues arising from corporate strategies, M&A, joint ventures, divestitures and restructurings. Mr. Creagh received his B.E. and M.E. degrees in mechanical engineering from Manhattan College and his M.B.A. degree in finance from New York University's Leonard N. Stern School of Business.

        Robert M. Belke served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the acquisition of CVC (the "CVC Acquisition"), until September 2007, and currently serves as a member of the board of directors of the Company. Prior to that, Mr. Belke was a member of the board of managers of Duff & Phelps Holdings, LLC from March 2004. He is also a Managing Director of Lovell Minnick Partners LLC. Mr. Belke has worked for Lovell Minnick Partners LLC and its predecessor firm since 2000. Prior to joining Lovell Minnick Partners, he was an associate in the Private Equity Group at Teachers Insurance and Annuity Association—College Retirement Equities Fund. Mr. Belke received his B.B.A. degree in Finance and Accounting from the University of Wisconsin and an M.B.A. with honors in Finance and Accounting from the University of Chicago. Mr. Belke also serves on the boards of directors of UNX, Inc. and PlanMember Financial Corporation, and on the board of managers of Denali Advisors, LLC.

        Peter W. Calamari currently serves as a member of the board of directors of the Company. He is also a Managing Director of Platte River Ventures, which he joined in 2008. Prior to joining Platte River Ventures, Mr. Calamari was with Vestar Capital Partners from 1999 to 2008. Prior to that role, he was a member of the M&A group at Merrill Lynch. Mr. Calamari received his B.A. from Yale University and an M.B.A. from Harvard Business School. Mr. Calamari also serves on the board of directors of Hetsco Inc. and the Colorado Coalition for the Homeless.

        William R. Carapezzi served as a member of the board of managers of D&P Acquisitions from July 2007 until September 2007, and currently serves as a member of the board of directors of the Company and is the Company's lead non-management director. In 2008, he became Vice President-Tax for Pfizer, Inc. Prior to that, Mr. Carapezzi served as the Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Lucent Technologies Inc. from 2004 to 2006. Prior to that role, he was Vice President—Global Tax and Trade of Lucent Technologies Inc. from 2002 to 2004. Mr. Carapezzi received his B.S. in Accounting from Fairfield University, his J.D. from Western New England School of Law, and his L.L.M. in Taxation from New York University School of Law.

        William J. Hannigan currently serves a member of the board of directors of the Company. He is the former president and chief operating officer of AT&T Corporation from 2003 to 2006. Prior to his tenure at AT&T, Hannigan served as chairman and chief executive officer of Sabre Holdings, a world leader in travel commerce, distribution and technology from 1999 to 2003. Before joining Sabre in 1999, he held senior executive positions at SBC Communications, including president of Southwestern Bell's Business Communications Services unit. Mr. Hannigan holds a master's degree in business administration from the University of Colorado. He also served six years in the U.S. Navy Submarine Service where he specialized in classified communications systems and devices.

        Harvey M. Krueger served as a member of the board of managers of D&P Acquisitions from 2006 until September 2007, and currently serves as a member of the board of directors of the Company. Mr. Krueger is Vice Chairman of Barclays Capital and until 2008 he served as Vice Chairman Emeritus of Lehman Brothers. He had been involved with that firm and Kuhn Loeb & Co, one of its constituent firms, since 1959. Mr. Krueger currently serves as a director of Chaus, Inc. and Hansard Global plc, and is also Chairman of Stockton Partners Inc. In addition, Mr. Krueger is former chairman of the Peres Center for Peace, former Chairman of Cooper-Hewitt National Design Museum of the Smithsonian Institution, former and honorary Chairman of the Hebrew University of Jerusalem and a member of the Board of Directors of Beth Israel Medical Center (NY) and Continuum Health Partners.

        Sander M. Levy served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. He is also a Managing Director of Vestar Capital Partners and was a founding partner of Vestar Capital Partners at its inception in 1988. Previously, he was a member of the Management Buyout Group of The First Boston Corporation. Mr. Levy is currently a member of the board of directors of Symetra Financial Corporation, Wilton Re Holdings Limited and Validus Holdings, Ltd. Mr. Levy received his B.S. from The Wharton School, University of Pennsylvania and an M.B.A. from Columbia University.

        Jeffrey D. Lovell served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. Prior to that, Mr. Lovell was a member of the board of managers of Duff & Phelps Holdings, LLC, from March 2004. He is also Chairman and Chief Executive Officer of Lovell Minnick Partners LLC, which he co-founded in 1999. Prior to founding Lovell Minnick Partners LLC, Mr. Lovell was the co-founder and President of Putnam Lovell Securities, now a division of Jefferies & Co. Inc., in 1987 following twelve years at SEI Investments where he held executive and operating positions. Mr. Lovell received a B.S.B.A., from the Leeds School of Business at the University of Colorado. Mr. Lovell also serves on the board of managers of Berkeley Capital Management LLC and Leerink Swann Holdings, LLC, and on the board of directors of Mercer Advisors Inc.

Executive Officers

        The Company's executive officers are as follows:

Name	Age	Position
Noah Gottdiener	52	Chief Executive Officer and Chairman of the Board
Gerard Creagh	50	President and Director
Jacob L. Silverman	37	Executive Vice President & Chief Financial Officer
Brett A. Marschke	46	Executive Vice President & Chief Operating Officer
Edward S. Forman	40	Executive Vice President, General Counsel & Secretary

        Noah Gottdiener's biographical information is provided above under the caption—"Board of Directors."

        Gerard Creagh's biographical information is provided above under the caption—"Board of Directors."

        Jacob L. Silverman served as the Chief Financial Officer of D&P Acquisitions from December 2006 until September 2007, and currently serves as the Chief Financial Officer of the Company. Mr. Silverman joined Duff & Phelps in March 2004, in connection with the acquisition of Duff & Phelps, LLC from Webster. From April 2001 to March 2004, Mr. Silverman was with Stone Ridge Partners LLC, an M&A advisory firm focused on middle market companies. He joined Stone Ridge Partners from Atomica Corporation, a venture-backed enterprise software company, where he served as Vice President of Finance and acting Chief Financial Officer. Prior to Atomica, Mr. Silverman worked for Oak Hill Advisors, a private investment firm. Mr. Silverman received his M.B.A and B.A. degrees from Harvard University.

        Brett A. Marschke served as the Chief Operating Officer of D&P Acquisitions from January 2007 until September 2007, and currently serves as the Chief Operating Officer of the Company. From September 2001 to January 2007, Mr. Marschke was employed by The McGraw-Hill Companies, Inc., where he held the position of Vice President of Human Resources for the Information & Media business and was a member of the Information and Media Executive team. Mr. Marschke has extensive professional service and consulting experience, with PricewaterhouseCoopers, Andersen Consulting (Accenture), Gemini Consulting and Coopers & Lybrand. Mr. Marschke holds a B.A. in Economics from the State University of New York at Cortland and a CCP certification from the American Compensation Association.

        Edward S. Forman served as the Executive Vice President, General Counsel and Secretary of D&P Acquisitions from February 2006 until September 2007, and currently serves as the Executive Vice President, General Counsel and Secretary of the Company. From May 1998 to February 2006, Mr. Forman was employed by The BISYS Group, Inc., then a publicly traded financial outsourcing company, most recently as its Senior Vice President, Acting General Counsel and Secretary. Mr. Forman received his B.A. in economics from Yeshiva University and his J.D. and M.B.A. from Columbia University.

Director Independence

        Our corporate governance guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that Messrs. Belke, Calamari, Carapezzi, Hannigan, Krueger, Levy and Lovell are "independent" as defined in the applicable listing standards of the New York Stock Exchange ("NYSE"). In making its determination, the board of directors considered the standards of independence set forth in the NYSE Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Board Meetings and Committees

        The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2008, the board of directors held eight (8) meetings, the Audit Committee held five (5) meetings, the Compensation

Committee held six (6) meetings, and the Nominating and Corporate Governance Committee held two (2) meetings.

        During 2008, all incumbent directors attended at least 75% of the total number of meetings held by our board of directors and the committees on which they served, except that Mr. Lovell attended four (4) meetings of the Board of Directors and Mr. Krueger attended three (3) meetings of the Audit Committee. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage directors to attend.

        Our non-management directors meet in closed (executive) sessions without the presence of management periodically through the year. Mr. Carapezzi serves as the lead non-management director and presides over these executive sessions.

        The board of directors operates in part through its three committees: Audit, Compensation and Nominating and Corporate Governance. All committee members are "independent" as defined in the applicable listing standards of the NYSE, "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

        Audit Committee.    The Audit Committee: (i) reviews the audit plans and findings of our independent registered public accounting firm and the internal audit function of the Company, as well as the results of regulatory examinations, and tracks management's corrective action plans where necessary; (ii) reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm; (iii) reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and (iv) has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm. During 2008, the Audit Committee met five (5) times. The members of the Audit Committee are Messrs. Belke, Calamari, Carapezzi, and Krueger. Mr. Carapezzi is the Chair of the Audit Committee. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that Mr. Carapezzi is an "audit committee financial expert," as defined by the applicable securities regulations, and an independent director.

        The Report of the Audit Committee for the fiscal year ended December 31, 2008 appears below under the caption "PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—Report of the Audit Committee."

        The Audit Committee charter is available on the Company's web site at www.duffandphelps.com under the "Investor Relations" tab, or is available at no cost in print upon written request to the Company Secretary at 55 East 52nd St., 31st Floor, New York, NY 10055.

        Compensation Committee.    The Compensation Committee: (i) reviews and recommends to the board the equity incentive grants for all professionals, consultants, officers, directors and other individuals to whom we make such grants; (ii) reviews and approves corporate goals and objectives relevant to chief executive officer ("CEO") compensation, evaluates the chief executive officer's performance in light of those goals and objectives, and determines the chief executive officer's compensation based on that evaluation; and (iii) oversees our compensation and employee benefits plans. During 2008, the Compensation Committee met six (6) times. During 2008, the members of the Compensation Committee were Messrs. Belke and Levy. Effective March 2009, Mr. Hannigan was added to the Compensation Committee as its Chair. During 2008, Mr. Levy was the Chair of the Compensation Committee.

        The CEO, the chief financial officer and each of the next three most highly compensated executive officers in 2008, collectively, are the "named executive officers." The chief executive officer provides his recommendations regarding compensation matters involving the other named executive officers, including base and total compensation, to the Compensation Committee. From time to time, the chief executive officer may consult with Watson Wyatt Worldwide, Inc. or other compensation experts to obtain competitive information regarding compensation levels at peers or surveyed companies before submitting his recommendations to the Compensation Committee. The chief executive officer also may have input in the determination of appropriate peers and surveyed companies, before being approved by the Compensation Committee. The Compensation Committee will independently determine the performance of the CEO and approve his compensation levels, including base and total compensation. The Report of the Compensation Committee on Executive Compensation appears below under the caption "EXECUTIVE COMPENSATION—Compensation Committee Report."

        The Compensation Committee charter is available on the Company's web site at www.duffandphelps.com under the "Investor Relations" tab or is available at no cost in print upon written request to the Company Secretary at 55 East 52nd St., 31st Floor, New York, NY 10055.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee: (i) reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors; (ii) advises the board with respect to the corporate governance principles applicable to us; and (iii) oversees the evaluation of the board and management. During 2008, the Nominating and Corporate Governance Committee met twice. The members of the Nominating and Corporate Governance Committee are Messrs. Calamari and Krueger. Mr. Krueger is the Chair of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee charter and the Company's corporate governance guidelines are available on the Company's web site at www.duffandphelps.com under the "Investor Relations" tab or are available at no cost in print upon written request to the Company Secretary at 55 East 52nd St., 31st Floor, New York, NY 10055.

        The Nominating and Corporate Governance Committee reviews all candidates for nomination to the board of directors, including those recommended by stockholders. To have a candidate considered by the Nominating and Corporate Governance Committee for the 2010 annual meeting, a stockholder must submit the recommendation in writing to the Company Secretary at the address listed on the first page of this proxy statement no later than December 16, 2009. The Nominating and Corporate Governance Committee reviews the person's experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which decides whether to invite the candidate to be a nominee for election to the board of directors.

Stockholder Proposals

        In order to be included in the Company's Proxy Statement relating to its next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the Company no later than December 16, 2009 by the Secretary at the Company's principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

        Pursuant to the Company's By-laws, stockholders who intend to make a director nomination or present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act) must provide notice to the Secretary no less than 90 and no more than 120 days prior to the first anniversary of the preceding year's annual meeting. For any stockholder proposal submitted outside Rule 14a-8 under the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act for the 2010 annual meeting, the Company must receive notice by January 30, 2010. Such notice must meet all requirements contained in the By-Laws, including, among other things, setting forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (3) the name and address of the stockholder proposing such business, (4) the number of shares of common stock beneficially owned by such stockholder and (5) any material interest of such stockholder in such business.

Stockholder Communications Policy

        The Company's board of directors has established a process for stockholders and other interested parties to send communications to the board of directors. Stockholders and other interested parties may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee, the lead non-management director, the independent directors or all directors as a group, by sending written communications to:

  Secretary
  Duff & Phelps Corporation
  55 East 52nd St.
  31st Floor
  New York, NY 10055

  E-mail messages should be sent to generalcounsel@duffandphelps.com.

        Each communication intended for the board of directors and received by the Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

Compensation of Directors

        We pay each of our non-employee directors $50,000 per year, payable quarterly. We also pay an annual fee of $10,000 to the Chairperson of the Audit Committee and $7,500 to the Chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings. In addition, each non-employee director will receive an annual grant of Class A common stock with a value of $50,000 based on the closing stock price on the day prior to the annual stockholders' meeting, which Class A common stock will vest over four years, provided that any such issuance does not prevent such director from being determined to be independent. In 2008, none of the non-employee directors participated in the Company's Deferred Compensation Plan which became effective October 1, 2007 (the "DCP").

Director Compensation Table

        The following table summarizes the compensation earned by each of the non-employee directors in 2008. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1) ($)		Total ($)
Robert M. Belke	50,000	15,881	(2)	65,881
Peter W. Calamari	50,000	15,881	(2)	65,881
William R. Carapezzi	60,000	15,881	(2)	75,881
William J. Hannigan	12,500	—		12,500
Harvey M. Krueger	57,500	177,567	(3)	235,067
Sander M. Levy	57,500	15,881	(2)	73,381
Jeffrey D. Lovell	50,000	15,881	(2)	65,881

(1)
For a discussion of the relevant assumptions used in calculating the compensation expense, refer to the notes to the Company's Consolidated Financial Statements as of and for the year ended December 31, 2008, and Management's Discussion and Analysis of Financial Condition and Results of Operations—Equity Based Compensation, each of which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
Reflects compensation expense recognized in 2008 for stock awards under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("FAS 123(R)") for each non-employee director. Each non-employee director received a grant of 3,043 restricted shares of Class A common stock on May 15, 2008. The restrictions on transfer and forfeiture provisions with respect to 25% of the shares are eliminated on each of the first four anniversaries of the date of grant. The full grant date fair value of each award based on the closing price of the Company's Class A common stock on the grant date, computed in accordance with FAS 123(R), was $48,384. This grant represents the aggregate amount of stock awards outstanding as of December 31, 2008 for these directors.

(3)
Reflects compensation expense recognized in 2008 for stock awards under FAS 123(R) for each non-employee director. Includes 41,074 New Class A units granted on June 15, 2006 as compensation for services as a manager on the board of managers of Duff & Phelps Acquisitions, LLC. Such New Class A Units vest 20% on each of the first five anniversaries of the date of grant. These New Class A Units, together with the grant of 3,043 restricted shares of Company stock granted on May 15, 2008 in respect of Mr. Krueger's services as a non-employee director of the Company (the restrictions on transfer and forfeiture provisions with respect to 25% of such shares are eliminated on each of the first four anniversaries of the date of grant), represent the aggregate amount of stock awards outstanding as of December 31, 2008. The full grant date fair value of the restricted stock award based on the closing price of the Company's Class A common stock on the grant date, computed in accordance with FAS 123(R), was $48,384.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the "Section 16(a) Reporting Persons") pursuant to Section 16 of the Exchange Act, we have not identified any late filings in 2008, except that one Form 4 filed by Robert M. Belke reflecting his grant of restricted Class A common stock on May 15, 2008 was filed more than 2 business days following the deadline because of an administrative oversight.

 Stock Ownership of Certain Beneficial Owners and Management

        The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of each class of our common stock by:

  •
  each person known by us to beneficially own 5% or more of any class of our common stock;

  •
  each member of our board of directors;

  •
  each of our named executive officers; and

  •
  all directors and executive officers as a group.

        In connection with the recapitalization transactions entered into immediately prior to our initial public offering (the "Recapitalization Transactions"), each holder of class A units in D&P Acquisitions ("New Class A Units") was issued a corresponding number of shares of Class B common stock of the Company. Pursuant to the exchange agreement entered into in connection with our initial public offering, from time to time, typically once a quarter, holders of New Class A Units (or certain transferees thereof) have the right to exchange: (i) New Class A Units; and (ii) a corresponding number of shares of Class B common stock, for a corresponding number of shares of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of Class A and/or Class B common stock, as applicable, beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each for each person below is c/o Duff & Phelps Corporation, 55 East 52nd Street, New York, New York 10055.

	Class A Common Stock		Class B common stock(1)		Class A Common Stock on a fully-exchanged basis
Name and Address of Beneficial Owner	Number (#)%		Number (#)%		Number (#)%
Noah Gottdiener(2)	170,093	1.1	1,583,260	7.6	1,753,353	4.8
Gerard Creagh(3)	150,767	*	517,760	2.5	668,527	1.9
Jacob L. Silverman	101,123	*	332,985	1.6	434,108	1.2
Brett A. Marschke	96,698	*	90,545	*	187,243	*
Edward S. Forman	81,127	*	47,668	*	128,795	*
Robert M. Belke(4)	3,043	*	5,515,564	26.4	5,518,607	15.0
Peter W. Calamari	3,043	*	0	*	3,043	*
William R. Carapezzi	5,543	*	0	*	5,543	*
William J. Hannigan	0	*	0	*	0	*
Harvey M. Krueger	3,043	*	52,875	*	55,918	*
Sander M. Levy(5)	3,043	*	6,583,021	31.5	6,586,064	17.9
Jeffrey D. Lovell(6)	3,043	*	5,515,564	26.4	5,518,607	15.0
All executive officers and directors as group (12 persons)	620,566	3.9	14,723,678	70.5	15,341,201	41.9
Principal Stockholders
Entities affiliated with Vestar Capital Partners(7)	0	*	6,583,021	31.5	6,583,021	17.9
Entities affiliated with Lovell Minnick Partners(8)	0	*	5,515,564	26.4	5,515,564	15.0
Shinsei Bank, Ltd.(9)	3,375,000	21.2	0	*	3,375,000	9.2
Marsico Capital Management, LLC(10)	2,706,696	17.0	0	*	2,706,696	7.3
Loomis, Sayles & Co., L.P.(11)	882,366	5.5	0	*	882,366	2.4
Wellington Management Company, LLP(12)	837,764	5.3	0	*	837,764	2.3

*
indicates less than 1% ownership

(1)
Holders of Class B common stock hold an equivalent number of New Class A Units. References to shares of Class B common stock in this table include the corresponding New Class A Units.

(2)
Certain shares of Class B common stock beneficially owned by Mr. Gottdiener are held by trusts for the benefit of Mr. Gottdiener.

(3)
Certain shares of Class B common stock beneficially owned by Mr. Creagh are held by a trust for the benefit of Mr. Creagh.

(4)
As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Belke may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Belke disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

(5)
As an officer of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC, Mr. Levy may be deemed to share beneficial ownership of the shares held respectively by Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

(6)
As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Lovell may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity

Partners LP and LM Duff Holdings, LLC. Mr. Lovell disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

(7)
Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. The address of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC is 245 Park Avenue, 41st Floor, New York, NY 10167. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners. Excludes 22,599 shares of Class B common stock held by each of Messrs. Gottdiener and Creagh and 18,051 shares of Class B common stock held by Mr. Krueger through Vestar/D&P Holdings, LLC. This information is based on Schedule 13D filed by Vestar Capital Partners on October 15, 2007.

(8)
Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. The address of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC is 2141 Rosecrans Avenue, Suite 5150 El Segundo, CA 90245. Each of Messrs. Belke and Lovell disclaim beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC. This information is based on Schedule 13D filed by Lovell Minnick Partners LLC on October 15, 2007.

(9)
The address of Shinsei Bank, Ltd. is 1-8, Ichisaiwaicho 2-chome, Chiyoda-ku, Tokyo 100-8501 Japan. This information is based on Schedule 13G filed by Shinsei Bank, Ltd. on October 10, 2007.

(10)
The address of Marsico Capital Management, LLC is 1200 17th Street, Suite 1600, Denver, CO 80202. This information is based on Schedule 13G filed by Marsico Capital Management, LLC on February 13, 2009.

(11)
Loomis, Sayles & Co., L.P. reports voting power with respect to 652,946 shares and investment power with respect to 882,366 shares. The address of Loomis, Sayles & Co., L.P. is One Financial Center, Boston, MA 02111. This information is based on Schedule 13G filed by Loomis, Sayles & Co., L.P. on February 13, 2009.

(12)
Wellington Management Company, LLP reports voting power with respect to 540,362 shares and investment power with respect to 837,764 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. This information is based on Schedule 13G filed by Wellington Management Company, LLP on February 17, 2009.

RELATED PARTY TRANSACTIONS

Tax Receivable Agreement

        On the date of our initial public offering (October 3, 2007), we were treated for U.S. federal income tax purposes as having directly purchased membership interests in D&P Acquisitions from the existing unitholders. After the initial public offering, additional New Class A Units may be exchanged for shares of our Class A common stock. As a result of both this initial purchase and these additional exchanges of units (each being referred to as an "Exchange"), we are entitled to a proportionate share of D&P Acquisitions' existing tax basis for its tangible and intangible assets. Further, D&P Acquisitions intends to make an election under Section 754 of the Code effective for each taxable year in which an Exchange occurs, which will generally result in an adjustment to D&P Acquisitions' tax basis reflected in that proportionate share. Both that proportionate share and the adjustments to tax basis under Section 754 of the Code may reduce the amount of tax that we would otherwise be required to pay in the future.

        On October 3, 2007 we entered into a Tax Receivable Agreement with the existing unitholders of D&P Acquisitions that provides for the payment by us to them of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize as a result of (i) D&P Acquisitions' tax basis in its goodwill and similar intangible assets on October 3, 2007 (the date of our initial public offering), including any portion of that tax basis arising from its liabilities on such date and (ii) the Section 754 adjustments referred to above.

        For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by comparing our income tax liability, calculated pursuant to the assumptions therein, to the amount of such taxes that we would have been required to pay had there been no such tax basis adjustments and no such initial basis in goodwill or similar intangibles. We expect to benefit from the remaining 15% of cash savings, if any, not paid pursuant to the tax receivable agreement. The term of the Tax Receivable Agreement commenced on October 3, 2007 and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable agreement for an amount based on an agreed value of payments remaining to be made under the Tax Receivable Agreement.

        Were the IRS to successfully challenge a tax basis adjustment, or other deductions or adjustments to taxable income of D&P Acquisitions, the existing unitholders of D&P Acquisitions will not reimburse us for any payments that may previously have been made under the Tax Receivable Agreement. In certain circumstances we could make payments to the existing unitholders of D&P Acquisitions under the Tax Receivable Agreement in excess of our cash tax savings. While the actual amount of the adjusted tax basis, as well as the amount and timing of any payments under this agreement will vary depending upon a number of factors, including the basis of our proportionate share of D&P Acquisitions' assets on the dates of Exchanges, the timing of Exchanges, the extent to which Exchanges are taxable, the deductions and other adjustments to taxable income to which D&P Acquisitions is entitled, the amount of liabilities of D&P Acquisitions in existence on the date of the initial public offering, and the amount and timing of our income, we expect that during the anticipated term of the Tax Receivable Agreement, the payments that we may make to the existing unitholders of D&P Acquisitions could be substantial. Payments under the Tax Receivable Agreement will give rise to additional tax benefits and therefore to additional potential payments under the tax receivable agreement. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment under the agreement.

        During 2008, the Company made payments under the Tax Receivable Agreement in the amount of $320,230 to entities associated with Vestar Capital Partners ("Vestar"), $190,472 to entities affiliated with Lovell Minnick Partners ("Lovell Minnick"), and an aggregate of $41,992 to Mr. Krueger and the named executive officers.

Exchange Agreement

        In connection with the closing of the initial public offering on October 3, 2007, the existing unitholders of D&P Acquisitions entered into the Exchange Agreement with D&P Acquisitions under which, from time to time, typically once a quarter, they (or certain transferees thereof) will have the right to exchange their New Class A Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement generally provides that (i) certain of our existing unitholders, including Vestar and Lovell Minnick, may elect to exchange with D&P Acquisitions 100% of their New Class A Units into shares of our Class A common stock; (ii) unitholders who are our executive officers may elect to exchange with D&P Acquisitions up to 20% of their New Class A Units into shares of our Class A common stock after the first anniversary of the pricing of the initial public offering, 40% of such New Class A Units after the second anniversary of the pricing of the initial public offering, 60% of such New Class A Units after the third anniversary of the pricing of the initial public offering, and 100% of such New Class A Units after the fourth anniversary of the pricing of the initial public offering, subject to the notice requirement and minimum retained ownership requirements applicable to such executives; and (iii) unitholders who are not our executive officers may elect to exchange with D&P Acquisitions up to one-third of their New Class A Units into shares of our Class A common stock after the first anniversary of the pricing of the initial public offering, two-thirds of such New Class A Units after the second anniversary of the pricing of the initial public offering, and 100% of such New Class A Units after the third anniversary of the pricing of the initial public offering, subject to the notice requirement and minimum retained ownership requirements applicable to such unitholders. As the existing unitholders of D&P Acquisitions exchange their New Class A Units with D&P Acquisitions, our membership interests in D&P Acquisitions will be correspondingly increased and their corresponding shares of Class B common stock will be cancelled. During 2008, one unitholder exchanged 69,264 New Class A Units for a corresponding number of shares of Class A common stock.

Registration Rights Agreement

        Effective upon consummation of the initial public offering on October 3, 2007, we entered into a Registration Rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock (i) held by the existing unitholders of D&P Acquisitions upon exchange of New Class A Units held by them and (ii) held by Shinsei Bank, Ltd. ("Shinsei"). Under the registration rights agreement, the existing unitholders of D&P Acquisitions and Shinsei have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the existing unitholders of D&P Acquisitions and Shinsei will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions

        As a result of the consummation of the initial public offering and the entry into the Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions (the "LLC Agreement") entered into between D&P Acquisitions and certain of its existing unitholders the Company, through D&P Acquisitions and its subsidiaries and affiliates, operates our business.

        As the sole managing member of D&P Acquisitions, we have control over all of the affairs and decision making of D&P Acquisitions. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of D&P Acquisitions and the day-to-day management of D&P Acquisitions' business.

        In accordance with the LLC Agreement, net profits and net losses of D&P Acquisitions are allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses of D&P Acquisitions were allocated by approximately 41.3% to us and approximately 58.7% to the other unitholders of D&P Acquisitions at December 31, 2008.

        The holders of New Class A Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of D&P Acquisitions. Net profits and net losses of D&P Acquisitions generally are allocated to its members pro rata in accordance with the percentages of their respective New Class A Units, though certain non pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The LLC Agreement provides for cash distributions to its members if the taxable income of D&P Acquisitions gives rise to taxable income for its members. In accordance with the LLC Agreement, D&P Acquisitions makes cash distributions to the holders of its New Class A Units for purposes of funding their tax obligations in respect of the income of D&P Acquisitions that is allocated to them. Generally, these tax distributions are computed based on our estimate of the net taxable income of D&P Acquisitions allocable to such holder of New Class A Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). During 2008, D&P Acquisitions made tax distributions to the holders of its New Class A Units totaling $9,752,326, including $3,144,784 to Vestar; $2,347,319 to Lovell Minnick and an aggregate of $1,194,791 to Mr. Krueger and the named executive officers.

        The LLC Agreement provides that at any time we issue a share of our Class A common stock other than pursuant to a stock incentive plan, the net proceeds received by us with respect to such share, if any, shall be concurrently transferred to D&P Acquisitions and the D&P Acquisitions shall issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, D&P Acquisitions shall, immediately prior to such redemption of our Class A common stock, redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Shinsei Investment

        On September 1, 2007, we entered into a stock purchase agreement with Shinsei pursuant to which we issued to Shinsei 3,375,000 shares of our Class A common stock for approximately $54.2 million, or at a purchase price equal to $16.07 per share. Upon consummation of the initial public offering, Shinsei's equity interest in Duff & Phelps Corporation equaled 9.9% of the equity capital of the Company on a fully diluted basis.

        Shinsei may sell up to 50% of its Class A common stock on or after September 5, 2008, 75% of its Class A common stock on or after March 5, 2009 and 100% of its Class A common stock on or after September 5, 2009.

        Upon consummation of the sale of Class A common stock to Shinsei, we entered into a stockholders agreement with Shinsei. The stockholders agreement provides Shinsei with the right to designate a non-voting observer to attend our board of director's meetings.

Other Related Party Transactions

        Shinsei engaged us to perform certain consulting services. As a result of services provided, we recorded $1,590,000 of revenues resulting from the engagement during 2008. An affiliate of Lovell Minnick engaged us to perform certain consulting services. As a result of services provided, we recorded $512,000 of revenues resulting from the engagement during 2008.

Statement Regarding Transactions with Related Parties

        We have adopted a policy regarding transactions with Related Parties that requires a Related Party (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) to promptly disclose to our general counsel any Related Party transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will then communicate that information to the board of directors. No Related Party transaction will be consummated without the approval of the Nominating and Corporate Governance Committee. However, it will be our policy that directors interested in a Related Party transaction will recuse themselves from any vote of a Related Party transaction in which they have an interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following paragraphs provide an overview and analysis of our executive compensation policies and programs, the compensation decisions material to an understanding of our policies and programs, and the material factors and rationale considered in making those decisions. This discussion is intended to put in context the information in the tables that follow, each of which contains detailed information on the compensation granted, earned and paid to our named executive officers.

Objectives of our Compensation Program

        Our objective is to have an executive compensation program that will:

  •
  attract and retain the best possible executive talent;

  •
  tie annual and long-term cash and equity compensation to achievement of measurable corporate and individual performance goals and objectives; and

  •
  align executives' incentives with stockholder value creation.

        To achieve these objectives, the Compensation Committee will continue to implement and maintain compensation plans that tie a substantial portion of executives' overall compensation to our financial performance, including our revenue and earnings growth. Overall, the executive compensation program is intended to create the opportunity for total compensation that is comparable with that available to executives at other companies of similar size in comparable industries. The Compensation Committee will review and recommend for approval to the board all of our compensation policies regarding our executive officers, which we expect will include the following:

  •
  provide a pay opportunity that is dependent to a large extent upon our performance via variable pay rather than fixed pay;

  •
  provide a pay opportunity that is targeted at or near the median of competitive companies, with an opportunity for pay higher than the median if our performance is higher than our targeted performance; and

  •
  determine compensation practices of our competitors by reference to relevant benchmarks in the industry, executive pay surveys, and peer group practices.

Determining Executive Compensation

        Prior to our initial public offering, we retained the compensation consulting firm Watson Wyatt Worldwide, Inc. ("Watson Wyatt") to evaluate our compensation practices and assist in developing and implementing our executive compensation program and philosophy. For our initial public offering, Watson Wyatt developed competitive peer groups and performed analyses of competitive performance and compensation levels. Watson Wyatt also met with the members of our board of directors and our senior management to learn about our business operations and strategy, key performance metrics, target goals and the labor and capital markets in which we compete. Watson Wyatt provided to our board of directors peer group information and information regarding the competitiveness of the compensation provided to our named executive officers. This information provided by Watson Wyatt and described in greater detail below was utilized by our board of directors in the construction of the compensation elements within the employment agreements as well as the equity grant guidelines for the named executive officers. For 2008, compensation was governed by the employment agreements entered into with each named executive officer. However, during 2008 the Compensation Committee did work with Watson Wyatt on other compensation decisions and issues as they arose. The Compensation Committee also kept abreast of market trends and peer group competitive compensation levels for current and future compensation decisions.

        Our board of directors, after receiving recommendations from the Compensation Committee, ultimately bears the primary responsibility for approving the compensation of our named executive officers, other than the chief executive officer. The chief executive officer provides his recommendations regarding compensation matters involving named executive officers, including base and total compensation, to the Compensation Committee. From time to time, the chief executive officer may consult with Watson Wyatt or other compensation experts to obtain competitive information regarding compensation levels at peers or surveyed companies before submitting his recommendations to the Compensation Committee. The chief executive officer also may have input in the determination of appropriate peers and surveyed companies, before being approved by the Compensation Committee. The Compensation Committee independently determines the performance of the chief executive officer and approves his compensation levels, including base and total compensation.

Peer Groups

        In order to keep abreast of market trends and make compensation decisions for 2008, Watson Wyatt developed a peer group of companies similar to us in terms of revenue, market capitalization,

and industry, in order to benchmark all elements of total compensation (the "Peer Group"). The Peer Group is comprised of the following companies:

Company Name	Industry
Advisory Board Co.	Management Consulting Services
CBIZ, Inc.	Accounting Services
Cohen & Steers, Inc.	Investment Advice
CRA International, Inc.	Legal Services
Diamond Management & Technology Consultants, Inc.	Management Consulting Services
Digitas, Inc.	Management Consulting Services
Exponent, Inc.	Management Consulting Services
First Advantage Corporation	Business Services
FTI Consulting, Inc.	Accounting Services
Huron Consulting Group Inc.	Management Consulting Services
LECG Corporation	Management Consulting Services
Navigant Consulting, Inc.	Management Consulting Services
PHH Corporation	Fleet Management Services
Resources Connection, Inc.	Accounting Services
Watson Wyatt Worldwide, Inc.	Management Consulting Services

Executive Compensation Components

        Our executive compensation program consists primarily of the following components: base salary, annual bonus and long-term incentives (stock options, restricted stock awards and other long-term awards). The program includes minimal levels of perquisites and also includes severance and change-in-control benefits.

        Base Salary.    We seek to pay each named executive officer a level of fixed compensation that is competitive relative to the Peer Group in order to retain and motivate our executive team. Base salaries for our named executive officers are set by the employment agreements for each such named executive officer, and take into account the scope of responsibilities, individual performance, contribution, tenure and experience. Base salaries may be adjusted on an annual basis to reflect changes in such considerations and to respond to market conditions and the competitive landscape. We believe that executive base salaries should be targeted near or above the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. See the description of the employment agreements below under the caption "Employment Agreements with Executive Officers." Effective June 1, 2008, upon the recommendation of Mr. Gottdiener, the Compensation Committee increased Mr. Forman's base salary to $350,000 in recognition of his performance. None of other named executive officers' base salaries were adjusted in 2008.

        Annual Bonus.    Pursuant to the employment agreements for each named executive officer, we award a performance-based annual incentive award to each named executive officer in order to link compensation to the achievement of measurable corporate performance. The target annual bonus awards are set at 100% of each named executive officer's base salary, based on our achieving target adjusted EBITDA thresholds specified in the employment agreements. Because we believe in a pay for performance culture, the employment agreements do not fix a maximum payout for any executive officer's annual bonus. Annual bonuses are typically paid to executive officers during the first quarter in respect of the prior year.

        Pursuant to the employment agreements, the annual bonus award is calculated by multiplying the base salary by a fraction (i) the numerator of which shall be Company EBITDA less Minimum Company EBITDA (which shall not result in a number less than zero), and (ii) the denominator of which shall be Target Company EBITDA less Minimum Company EBITDA. "Company EBITDA" is as defined in the employment agreements and represents EBITDA adjusted (up or down) as follows: (i) any non-recurring one-time expenses or any such expenses as determined by the executive committee and approved by the Compensation Committee will be added to Company EBITDA, (ii) Company EBITDA attributable to any acquisition with an aggregate purchase price during any 12-month period in excess of $10 million will be subtracted from Company EBITDA, (iii) the aggregate annual bonus amounts payable to Messrs. Gottdiener, Creagh and Silverman for such period under their respective employment agreements will be added to Company EBITDA, and (iv) any compensation expense related to the portion of any equity awards issued to the executive or any of our other employees or employees of any of our affiliates or subsidiaries as part of his or her annual bonus award will be subtracted from Company EBITDA. We believe that (i) non-recurring expenses are not generally indicative of the executive's performance and, as such, should not be considered in determining executive compensation unless specifically approved by the Compensation Committee, (ii) in order to properly align executives with the interests of shareholders, executives should not be credited with EBITDA added as a result of significant acquisitions, and (iii) the exclusion of compensation expense related to equity awards is consistent with the definition of Adjusted EBITDA discussed in our annual report on Form 10-K. In addition, in setting the Target Company EBITDA, the inclusion of bonus payments to Messrs. Gottdiener, Creagh and Silverman was taken into account. "Minimum Company EBITDA" and "Target Company EBITDA" mean, for each fiscal year, the corresponding amount of Company EBITDA shown in the table below:

Fiscal year ended December 31	Minimum Company EBITDA ($)	Target Company EBITDA ($)
2007	30,650,000	44,975,000
2008	35,450,000	52,175,000
2009	38,650,000	56,975,000
2010	42,218,000	62,327,000

        The targets are consistent with those established for compensation purposes in the employment agreements entered into in connection with the CVC Acquisition in September 2005 and have not been revised to reflect our current expectations as a result of changes in company performance or general industry or economic conditions since that date. As such, the Target Company EBITDA does not represent our current view of our projected results in any of the periods presented. As described below, in 2008, Target Company EBITDA was substantially exceeded. We anticipate that Target Company EBITDA will again be exceeded in 2009. The annual bonus award is payable in a combination of cash and a number of restricted shares of Class A common stock. See the description of the employment agreements below under the caption "Employment Agreements with Executive Officers."

Actions for Fiscal Year 2008

        Based on actual Company EBITDA performance of approximately $71.2 million for 2008 against the target as shown in the table above, the actual bonus for each named executive officer was approximately 2.14 times the target annual bonus amount. For purposes of calculating bonuses for the named executive officers and in accordance with the terms of the LLC Agreement, actual Company EBITDA for 2008 includes a one-time adjustment downward due to the current economic environment of approximately $4.7 million which has the effect of reducing compensation for the named executive officers. Pursuant to the terms of the employment agreements, each executive elected to increase the amount of his annual bonus payable in restricted stock by 15%, such that 45% of the annual bonus for 2008 was paid in restricted shares. As a result, the Company granted a matching award of restricted shares equal to the number of shares of restricted stock paid as a result of the election. The restricted stock grants were authorized by the Compensation Committee on February 26, 2009 and the number of shares granted was calculated based on the closing price of the Class A common stock on that date, $14.99. The restricted shares generally become non-forfeitable as to 1/3 of the award on each of the first three anniversaries of the date of grant. The following table shows the actual annual incentive paid as compared to the target amount.

Name	Fiscal Year 2008 Target Annual Incentive (100% of base salary) ($)	Fiscal Year 2008 Actual Annual Cash Incentive (Paid in the first quarter of fiscal year 2009) ($)	Number of Restricted Shares of Class A Common Stock Granted (Shares issued in March 2009) (#)	Value of Restricted Shares as of Date of Grant ($)
Noah Gottdiener	750,000	882,785	64,245	963,033
Gerard Creagh	675,000	794,506	57,820	866,722
Jacob Silverman	425,000	500,245	36,405	545,711
Brett Marschke	400,000	470,819	34,264	513,617
Edward Forman	329,167	387,248	28,182	422,448

        For a more complete description of the terms of the employment agreements, see "Employment Agreements with Executive Officers."

        Long-Term Incentive Program.    We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Our long-term incentive plan provides certain of our personnel, including our executive officers, with incentives to help align those individuals' interests with the interests of stockholders. We believe that the use of stock and stock-based awards offers the best approach to achieving our compensation goals.

        In connection with the stated objective of achieving the ownership goal with the provision of long-term incentive awards, we adopted the 2007 Omnibus Stock Incentive Plan which permits the granting of several types of equity-based compensation awards. Other than the restricted shares listed above, no awards were made to the named executive officers under the 2007 Omnibus Stock Incentive Plan in 2008.

Other Compensation

        Our determination regarding levels of benefits and perquisites is based on what we have seen in the market through our recruiting process and our actual ability to hire senior executives over the last several years. The benefits we have provided to our executives have not materially changed during that period and we believe we are generally competitive with the market. The benefits provided to our executives have been for the most part limited to core benefit programs including health and welfare plans, defined contribution plans, vacation and severance that we find to be typical in the market.

        Gerard Creagh, our President, received $20,425 in 2008 in reimbursements for membership dues to his country club and related expenses and is entitled to certain retiree medical benefits. All of our executive officers are eligible for benefits offered to personnel generally, including life, health, disability, dental and vision insurance and our 401(k) plan. In addition, certain of our more senior personnel, including our executive officers, are eligible for supplemental group variable life insurance, a supplemental disability plan and a nonqualified deferred compensation plan. The Compensation Committee in its discretion may revise, amend or add to the executive officers' benefits and perquisites if it deems it advisable.

Employment Agreements with Executive Officers

        On July 17, 2007, Duff & Phelps, LLC entered into employment agreements with each of Messrs. Gottdiener, Creagh, Silverman, Marschke and Forman, which provide that Mr. Gottdiener will serve as our Chief Executive Officer, Mr. Creagh as our President, Mr. Silverman as our Executive Vice President and Chief Financial Officer, Mr. Marschke as our Chief Operating Officer and Mr. Forman as our Executive Vice President, General Counsel and Secretary. Each of the agreements became effective on September 27, 2007, the date that our registration statement with respect to our initial public offering became effective, and has an initial term that ends on December 31, 2010, with automatic one-year renewal periods thereafter.

        Pursuant to the employment agreements, Mr. Gottdiener will receive an annual base salary of $750,000; Mr. Creagh will receive an annual base salary of $675,000; Mr. Silverman will receive an annual base salary of $425,000; Mr. Marschke will receive an annual base salary of $400,000; and Mr. Forman will receive an annual base salary of $300,000, which was subsequently increased to $350,000 in 2008 as described above. The annual salaries may be increased from time to time by our board of directors (or in the case of Mr. Gottdiener, the Compensation Committee). In addition, each of the employment agreements provides for an annual bonus for each fiscal year. The target annual bonus is 100% of annual base salary, based on our achieving targeted adjusted EBITDA thresholds specified in the employment agreements. If we achieve greater than the targeted adjusted EBITDA threshold, the amount of the bonus increases proportionally and is not subject to a cap. The annual bonus is payable in the form of 70% cash and the remainder in a number of restricted shares of our Class A common stock, valued at the per share closing price on the date the bonus is paid, rounded down to the nearest whole share. The restricted shares awarded as bonus payments generally become non-forfeitable as to 1/3 of each such award on each of the first three anniversaries of the date of grant. In addition, each of the executive officers may elect to increase the amount of their bonus payable in restricted stock by up to 15%, such that the maximum percentage of the bonus payable in such restricted stock is 45%. In the event that an executive officer so elects, we will grant a matching award of restricted stock equal to the number of shares of restricted stock paid as a result of the election. Each of the named executive officers made such election in 2008. The matching award has the same vesting schedule as the automatic awards discussed above. In order to receive an annual bonus, the executive generally must have been employed by us or one of our subsidiaries on the last day of the fiscal year to which the bonus relates. Each annual bonus is payable to the executives on or before March 15 following the year to which it applies. The employment agreements also provide that each of the named executive officers will be eligible to participate in company benefit plans relating to, among other things, options, equity purchase, pension, profit sharing, employee equity ownership and group life insurance.

        Pursuant to the employment agreements, if an executive's employment terminates prior to the expiration of the term by us for "cause" (as defined in the employment agreements) or is terminated by the executive without "good reason" (as defined in the employment agreements), the executive would be entitled to receive any base salary earned, but unpaid through the date of termination.

        If an executive's employment terminates prior to the expiration of the term due to death or "disability" (as defined in the employment agreements), the executive would be entitled to receive any base salary earned, but unpaid through the date of termination, any pro rata portion of the annual bonus up to the date of such termination, acceleration of vesting of the awards of restricted stock paid as part of an annual bonus (other than acceleration of vesting with respect to the matching portion of any award), and acceleration of any unvested equity awarded to the executive prior to the date of the employment agreement.

        If an executive retires after reaching retirement age (generally 65 years of age or 55 years of age with 15 years of service to us or a subsidiary) the executive would be entitled to receive any base salary earned but unpaid through the date of termination, and, if the executive signs a general release of liability, any unvested equity awarded to the executive under the employment agreement would become vested.

        If an executive's employment is terminated prior to the expiration of the term by us without cause or by the executive for good reason, and the executive signs a general release of liability, the executive would be entitled to: (i) any base salary earned, but unpaid through the date of termination and a payment equal to the executive's annual base salary as of the date of termination; (ii) the amount of the most recent annual bonus earned by the executive or, if higher, the target bonus amount as of the date of termination; (iii) any pro rata portion of the annual bonus up to the date of termination; (iv) full and immediate vesting of any equity or equity-based awards (including stock options) then held by the executive; (v) should the executive elect continuation of the medical and dental benefits under COBRA, payment of the executive's costs for such coverage for a period of up to one year following the date of termination; and (vi) any other amounts or benefits required to be paid or provided, or which the executive is entitled to receive, as of the date of termination, as provided for under any plan, program, policy, contract or agreement of the Company or any subsidiaries, including any severance plan or policy which is then applicable to executive.

        If an executive's employment is terminated prior to the expiration of the term and within 18 months following a "change in control" (as defined in the employment agreements) and the executive signs a general release of liability, (unless such termination is for cause, by reason of death or disability, or by the executive without good reason) the executive would be entitled to the same payments and benefits as if terminated without cause, and would be entitled to an additional amount equal to the executive's annual base salary as of the date of termination and the amount of the most recent annual bonus earned by the executive or, if higher, the target bonus amount as of the date of termination. For purposes of the employment agreements, change in control generally includes circumstances in which any person acquires 50% of our voting securities, if the directors as of the effective date of the agreement fail to constitute a majority of our board of directors, if there is a merger or acquisition of the Company or any of our subsidiaries, or if our stockholders approve a sale or liquidation of the Company or an agreement to sell or dispose of substantially all of our assets is consummated.

        Our executives are also entitled to tax gross-up payments in the event that compensation to the executive is assessed an excise tax on "excess parachute payments" under section 280G of the Code or in the event that an excise tax is assessed under section 409A of the Code (despite the full cooperation of the executives to ensure compliance with section 409A).

        Pursuant to the employment agreements, our executives are required, whether during or after employment with us, to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure. Additionally, our executives are subject to customary intellectual property covenants with respect to works created, implemented or developed by them that are relevant to or implicated by employment with us. Further, during the term of employment and during the one-year period immediately after employment is terminated, each of our executives will not, directly or indirectly engage or have any financial interest in any business within a 50-mile radius of any metropolitan area in which we conducted significant business during the 12-month period immediately preceding the subject termination of employment (i) that competes with any business actively conducted in such area by us and (ii) that is of the type of business activity in which the executive was engaged on our behalf. In addition, during the term of employment and during the two-year period immediately after employment is terminated, each of our executives is prohibited from soliciting our employees for hire and from soliciting business from our clients.

        We have also agreed in the employment agreements to indemnify our executives for liability arising from the fact that they were employed by us or acting on our behalf (other than liability incurred as a result of the executive's gross negligence or willful misconduct).

Regulatory Limitations

        Section 162(m) of the Internal Revenue Code generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the chief executive officer or any of the next four most highly paid executive officers of a publicly held corporation. Compensation exceeding $1 million may be deducted for federal income tax purposes if compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. Treasury regulations provide transitional rules under section 162(m) for compensation programs sponsored by a corporation that previously was not publicly held but that becomes publicly held for these purposes. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to these executive officers to the deductibility requirements of section 162(m). In 2008, Company executives were exempt from the provisions of section 162(m) under the rules governing initial public offerings. All compensation paid during 2008 was therefore section 162(m) qualified.

Compensation Tables

        The following tables set forth certain information concerning compensation paid or accrued by the Company, or one of its affiliates, for services rendered in all capacities by our chairman and chief executive officer, our chief financial officer and our other executive officers during the fiscal years ended December 31, 2006, 2007 and 2008. References to equity awards in the tables below are to shares of Class A common stock. In addition, SEC regulations require inclusion in the tables below of certain compensation expenses imposed by accounting rules on the Company. Accordingly, the information depicted may not reflect actual compensation paid to our officers with respect to 2008.

        The following table summarizes the compensation earned by our named executive officers.

SUMMARY COMPENSATION TABLE FOR 2006, 2007 and 2008

Name and Principal Position	Year	Salary ($)		Bonus ($)		Equity Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Noah Gottdiener Chairman and Chief Executive Officer	2008 2007 2006	750,000 742,917 666,401		— — —		2,863,262 2,808,558 1,271,465	882,785 1,191,981 1,280,000	132,364 92,249 118,836	4,628,411 4,835,705 3,336,702
Gerard Creagh President	2008 2007 2006	675,000 672,917 650,000		— — —		3,420,957 4,684,714 926,834	794,506 1,072,783 1,161,000	213,482 177,027 138,455	5,103,945 6,607,441 2,876,289
Jacob Silverman Executive Vice President & Chief Financial Officer	2008 2007 2006	425,000 422,917 400,000		— — —		1,472,782 1,183,057 342,503	500,245 675,456 705,000	74,713 51,134 336	2,472,740 2,332,564 1,447,839
Brett Marschke(4) Executive Vice President and Chief Operating Officer	2008 2007	400,000 392,564		— 150,000	(5)	1,432,759 938,157	470,819 635,723	70,728 24,916	2,374,306 2,141,360
Edward Forman Executive Vice President, General Counsel & Secretary(6)	2008 2007 2006	329,167 298,333 239,794	(7) (7)	— — 325,000	(8)	913,997 583,619 90,098	387,248 476,792 —	54,146 27,303 12,167	1,684,558 1,386,047 667,059

(1)
Reflects the compensation expense recognized in 2006, 2007 and 2008 for equity awards under SFAS No. 123(R) for each of our named executive officers and as reported in our financial statements, whether or not the awards were made in 2006, 2007 or 2008. For a discussion of the relevant assumptions used in calculating the compensation expense, refer to the notes to the Company's Consolidated Financial Statements as of and for the year ended December 31, 2008, and Management's Discussion and Analysis of Financial Condition and Results of Operations—Equity Based Compensation, each of which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
Pursuant to their employment agreements, our executives are paid annual incentive compensation in the first quarter of the year following the year in which the incentive compensation was earned. For example, amounts shown as earned for 2008 will be paid in 2009, and so forth. Non-equity incentive plan compensation for 2008 includes amounts deferred by the executives pursuant to the DCP, in the amount of $88,279 for Mr. Gottdiener, $158,901 for Mr. Creagh, $25,012 for Mr. Silverman, $47,082 for Mr. Marschke, and $38,725 for Mr. Forman. Non-equity incentive plan compensation for 2007 includes amounts deferred by the executives pursuant to the DCP, in the amount of $238,396 for Mr. Gottdiener, $214,557 for Mr. Creagh, $67,546 for Mr. Silverman, $63,572 for Mr. Marschke, and $119,198 for Mr. Forman. The amounts in this column do not include grants of restricted shares of Class A common stock of the Company made pursuant the employment agreements, including the election by each named executive officer to receive an additional 15% of his incentive compensation in the form of restricted shares of Class A common stock and the Company's share-for-share match of such additional 15%.

(3)
All Other Compensation for 2008 includes: 401(k) match contributions by the Company (generally available to all employees) in the amount of $10,350 for each of the named executive officers; contributions by the Company to the DCP of $120,926 for Mr. Gottdiener, $110,993 for Mr. Creagh, $64,040 for Mr. Silverman, $59,664 for Mr. Marschke and $43,473 for Mr. Forman; premiums on group life insurance policies in the amount of $1,088 for Mr. Gottdiener, $714 for Mr. Creagh, $323 for Mr. Silverman, $714 for Mr. Marschke and $323 for Mr. Forman; reimbursement of country club dues and expenses of $20,425 for Mr. Creagh; and deferred payment to Mr. Creagh in connection with the CVC Acquisition of $71,000.

(4)
Mr. Marschke's compensation in 2007 reflects the fact that he began serving the company in January of 2007.

(5)
Includes a $150,000 sign-on bonus awarded in 2007.

(6)
Mr. Forman's compensation in 2006 reflects the fact that he began serving the company in February of 2006.

(7)
Includes $6,583 and $3,750 deferred by Mr. Forman in 2008 and 2007, respectively, pursuant to the Company's deferred compensation plan.

(8)
Includes a $25,000 sign-on bonus awarded in 2006 and a $300,000 discretionary bonus awarded in March 2007 but earned in 2006.

 GRANTS OF PLAN-BASED AWARDS FOR 2008

											All Other Equity Awards: Number of Shares of Stock or Units(2) (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Equity Awards(3) ($)
Name	Grant Date	Threshold ($)	Target(1) ($)	Maximum ($)		Threshold ($)	Target ($)		Maximum ($)
Noah Gottdiener	3/19/08	—	—	—		—	—		—		68,511	1,300,339
	—	0	525,000	(*	)	0	(**	)	(*	)	—	—
Gerard Creagh	3/19/08	—	—	—		—	—		—		61,660	1,170,307
	—	0	472,500	(*	)	0	(**	)	(*	)	—	—
Jacob Silverman	3/19/08	—	—	—		—	—		—		38,823	736,861
	—	0	297,500	(*	)	0	(**	)	(*	)	—	—
Brett Marschke	3/19/08	—	—	—		—	—		—		36,539	693,510
	—	0	280,000	(*	)	0	(**	)	(*	)	—	—
Edward Forman	3/19/08	—	—	—		—	—		—		27,404	520,128
	—	0	230,417	(*	)	0	(**	)	(*	)	—	—

*
No maximum.

**
Represents 30% of the target incentive payment which, pursuant to each named executive officer's employment agreement as described above under the section heading entitled "Employment Agreements of Executive Officers," is payable in restricted shares of Class A Common Stock based on the closing price of the Class A Common Stock on the date of grant, rounded down to the nearest whole share. At target, these amounts are $225,000 for Mr. Gottdiener, $202,500 for Mr. Creagh, $127,500 for Mr. Silverman, $120,000 for Mr. Marschke, and $98,750 for Mr. Forman. Each named executive officer is also entitled to elect up to an additional 15% of the annual incentive payment to be paid in restricted shares of Class A Common Stock, in which case the Company will match such additional shares on a one-for-one basis. In 2008, each of the named executive officers made such election with respect to the full 15%.

(1)
Represents 70% of the target annual incentive payment which, pursuant to each named executive officer's employment agreement as described above under the section heading entitled "Employment Agreements of Executive Officers," is payable in cash.

(2)
Represents grants of shares of restricted Class A Common Stock. The restrictions on transfer and forfeiture provisions with respect to one-third of the shares are eliminated on each of the first three anniversaries of the date of grant.

(3)
This column shows the full grant date fair value of each award, computed based on the closing price of our Class A common stock on the date of grant, in accordance with FAS 123(R), as mandated by SEC Regulations.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

	Option Awards				Equity Awards
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(2) ($)
Noah Gottdiener	33,750	101,250	$16.00	9/28/2017	—		—
	—	—	—	—	302,804	(3)	5,789,995
	—	—	—	—	72,870	(4)	1,393,274
	—	—	—	—	48,579	(5)	928,830
	—	—	—	—	24,290	(6)	464,425
	—	—	—	—	68,511	(7)	1,309,930
Gerard Creagh	27,500	82,500	$16.00	9/28/2017	—		—
	—	—	—	—	27,128	(8)	518,687
	—	—	—	—	96,644	(4)	1,847,833
	—	—	—	—	64,428	(5)	1,231,863
	—	—	—	—	32,214	(6)	615,932
	—	—	—	—	61,660	(7)	1,178,939
Jacob Silverman	25,000	75,000	$16.00	9/28/2017	—		—
	—	—	—	—	50,463	(3)	964,853
	—	—	—	—	28,992	(4)	554,327
	—	—	—	—	19,328	(5)	369,551
	—	—	—	—	9,664	(6)	184,776
	—	—	—	—	38,823	(7)	742,296
Brett Marschke	25,000	75,000	$16.00	9/28/2017	—		—
	—	—	—	—	85,219	(9)	1,629,387
	—	—	—	—	36,539	(7)	698,626
Edward Forman	25,000	75,000	$16.00	9/28/2017	—		—
	—	—	—	—	23,194	(10)	443,469
	—	—	—	—	10,452	(11)	199,842
	—	—	—	—	27,404	(7)	523,964

(1)
These unvested options will vest 33% on each of the next three anniversaries of the date of grant (September 28, 2007).

(2)
Represents the fair value of the equity awards that have not been considered "vested" for purposes of this table based on $19.12 per unit or share (based on the closing share price of the Company's Class A common stock of $19.12 as of December 31, 2008).

(3)
These unvested New Class A Units will vest 25% on each of the next four anniversaries of the pricing of D&P Corporation's initial public offering (September 27, 2007).

(4)
These unvested New Class A Units will vest 50% on each of the next two anniversaries of the date of grant (September 30, 2005).

(5)
These unvested New Class A Units will vest 50% on December 31, 2009 and 50% on December 31, 2010.

(6)
These unvested New Class A Units were subject to D&P Acquisitions achieving a specified level of EBITDA, adjusted for certain items, in 2008. As the specified thresholds were met, the unvested New Class A Units will vest 50% on December 31, 2009 and 50% on December 31, 2010, without any further performance requirements.

(7)
Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 33% of the shares are eliminated on each of the first three anniversaries of the date of grant (March 19, 2008).

(8)
These unvested New Class A Units will vest 100% on the next anniversary of the date of grant (September 30, 2005).

(9)
These unvested New Class A Units will vest 25% on each of the next four anniversaries of the date of grant (February 2, 2008).

(10)
These unvested New Class A Units will vest 33% on each of the next three anniversaries of the date of grant (March 1, 2006).

(11)
These unvested New Class A Units will vest 33% on each of the next three anniversaries of the date of grant (October 29, 2006).

OPTION EXERCISES AND STOCK VESTED IN 2008

Name	Number of Units Acquired on Vesting (#)		Value Realized on Vesting ($)
Noah Gottdiener	172,867	(1)	3,464,142	(2)
Gerard Creagh	155,986	(3)	3,126,562	(4)
Jacob Silverman	51,274	(5)	1,022,935	(6)
Brett Marschke	21,305	(7)	386,047	(8)
Edward Forman	11,577	(9)	179,224	(10)

(1)
Represents the number of New Class A Units that were converted from legacy Class B and Class E Units of D&P Acquisitions in connection with the Recapitalization Transactions that have vested pursuant to time-based and performance-based vesting.

(2)
Based on a price per unit of $20.30 (the closing price per share of the Company's Class A common stock on September 29, 2008) for 75,707 New Class A Units that vested on September 27, 2008; a price per unit of $21.03 (the closing price per share of the Company's Class A common stock on September 30, 2008) for 36,435 New Class A units that vested on September 30, 2008; and a price per unit of $19.12 (the closing price per share of the Company's Class A common stock on December 31, 2008) for 60,725 New Class A units that vested on December 31, 2008.

(3)
Represents the number of New Class A Units that were converted from legacy Class C, Class D and Class E Units of D&P Acquisitions in connection with the Recapitalization Transactions that have vested pursuant to time-based and performance-based vesting.

(4)
Based on a price per unit of $21.03 (the closing price per share of the Company's Class A common stock on September 30, 2008) for 75,450 New Class A units that vested on September 30, 2008; and a price per unit of $19.12 (the closing price per share of the Company's Class A common stock on December 31, 2008) for 80,536 New Class A units that vested on December 31, 2008.

(5)
Represents the number of New Class A Units that were converted from legacy Class B and Class E Units of D&P Acquisitions in connection with the Recapitalization Transactions that have vested pursuant to time-based and performance-based vesting.

(6)
Based on a price per unit of $20.30 (the closing price per share of the Company's Class A common stock on September 29, 2008) for 12,616 New Class A Units that vested on September 27, 2008; a price per unit of $21.03 (the closing price per share of the Company's Class A common stock on September 30, 2008) for 14,497 New Class A units that vested on September 30, 2008; and a price per unit of $19.12 (the closing price per share of the Company's Class A common stock on December 31, 2008) for 24,161 New Class A units that vested on December 31, 2008.

(7)
Represents the number of New Class A Units that were converted from legacy Class E Units of D&P Acquisitions in connection with the Recapitalization Transactions that have vested pursuant to time-based and performance-based vesting.

(8)
Based on a price per unit of $18.12 (the closing price per share of the Company's Class A common stock on February 4, 2008) for 21,305 New Class A units that vested on February, 2, 2008.

(9)
Represents the number of New Class A Units that were converted from legacy Class E Units of D&P Acquisitions in connection with the Recapitalization Transactions that have vested pursuant to time-based and performance-based vesting.

(10)
Based on a price per unit of $14.85 (the closing price per share of the Company's Class A common stock on March 3, 2008) for 7,732 New Class A units that vested on March 1, 2008; and a price per unit of $16.75 (the closing price per share of the Company's Class A common stock on October 29, 2008) for 3,845 New Class A units that vested on October 29, 2008.

 NONQUALIFIED DEFERRED COMPENSATION FOR 2008

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Noah Gottdiener	238,396	80,906	(104,716)	247,933
Gerard Creagh	214,557	75,596	(102,881)	235,595
Jacob Silverman	67,546	40,631	(25,813)	82,364
Brett Marschke	63,572	12,290	(17,976)	59,887
Edward Forman	125,781	16,800	(45,467)	102,814

(1)
Does not include deferrals made by the named executive officers in the first quarter of 2009 with respect to FY 2008 bonus compensation.

(2)
Does not include contributions made by the Company in 2009 with respect to FY 2008 compensation pursuant to its Deferred Compensation Plan. Represents contributions made by D&P Acquisitions in 2008 with respect to 2007 compensation pursuant to its Nonqualified Supplemental Retirement Plan which was made available to all managing directors and executive officers of D&P Acquisitions. Pursuant to the plan, D&P Acquisitions contributed 4.5% of each participant's total cash compensation that exceed the statutory maximum compensation for 401(k) plan participation ($230,000 in 2008) provided that the participant had made the maximum allowable deductible contribution to his 401(k) account ($15,500 in 2008). These amounts are included in the Summary Compensation Table as "Other Compensation."

        The DCP permits managing directors and executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Elections for deferrals of base salary must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. Deferral elections for the annual cash incentive must be made 6 months prior to the end of the applicable performance period or within 30 days of becoming eligible for the plan. Non-employee directors may also defer up to 100% of their fees into the DCP.

        Payments from the DCP automatically begin upon termination of employment, or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Participants also may elect to make an in-service withdrawal during each open enrollment period. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL AS OF END OF FY 2008

        The following table and summary set forth estimated potential payments we would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive's employment agreement in effect at year end. The table assumes that the triggering event occurred on December 31, 2008 and uses a share price of $19.12, the closing price of our common stock on December 31, 2008, the last trading day of the year.

Name	Benefit	Termination without Cause or Resignation for Good Reason ($)	Death ($)	Disability ($)	Change of Control ($)	Termination Following Change of Control ($)
Noah Gottdiener	Salary	750,000	—	—	—	1,500,000
	Bonus	1,605,064	—	—	—	3,210,127
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	10,202,355	9,874,868	9,874,868	8,576,525	10,202,355
	Benefits Continuation	17,063	—	34,126	—	17,063
	Excise Tax Gross Up	—	—	—	—	3,520,612
	Total Value	12,574,482	9,874,868	9,908,994	8,576,525	18,450,157
Gerard Creagh	Salary	675,000	—	—	—	1,350,000
	Bonus	1,444,557	—	—	—	2,889,112
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	5,650,655	5,355,920	5,355,920	4,214,316	5,650,655
	Benefits Continuation	17,063	—	34,126	—	17,063
	Excise Tax Gross Up	—	—	—	—	2,283,306
	Total Value	7,787,275	5,355,920	5,390,046	4,214,316	12,190,136
Jacob Silverman	Salary	425,000	—	—	—	850,000
	Bonus	909,537	—	—	—	1,819,072
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	3,049,802	2,864,224	2,864,224	2,073,507	3,049,802
	Benefits Continuation	17,063	—	34,126	—	17,063
	Excise Tax Gross Up	—	—	—	—	1,531,755
	Total Value	4,401,402	2,864,224	2,898,350	2,073,507	7,267,692
Brett Marschke	Salary	400,000	—	—	—	800,000
	Bonus	856,035	—	—	—	1,712,070
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	2,562,013	2,387,352	2,387,352	1,629,387	2,562,013
	Benefits Continuation	17,063	—	34,126	—	17,063
	Excise Tax Gross Up	—	—	—	—	1,423,650
	Total Value	3,835,111	2,387,371	2,421,497	1,629,387	6,514,796
Edward Forman	Salary	350,000	—	—	—	600,000
	Bonus	704,087	—	—	—	1,408,176
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	1,401,276	1,270,285	1,270,285	643,312	1,401,276
	Benefits Continuation	17,063	—	34,126	—	17,063
	Excise Tax Gross Up	—	—	—	—	1,099,940
	Total Value	2,472,426	1,270,285	1,304,411	643,312	4,526,455

        See "Employment Agreements with Executive Officers" above for a complete description of the terms of the employment agreements and amounts due upon termination.

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the information contained under the caption "Compensation Discussion and Analysis" and, based on this review and discussion, recommended to the board of directors that it be included in this proxy statement.

  Robert M. Belke
  Sander M. Levy

Compensation Committee Interlocks and Insider Participation

        During fiscal 2008, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the Exchange Act.

Certain Relationships and Related Transactions

        It is the responsibility of the Audit Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC's related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC's related person disclosure requirements between the Company and a board member or a principal shareholder, and members of their immediate families.

        In addition, the Company has a Code of Business Ethics (the "Code") which applies to directors and employees and their family members. The Code may be found on our webpage at www.duffandphelps.com under the Investor Relations tab and is available in print to any stockholder who requests a copy by writing to the Company's Secretary. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting ownership of interests in certain other businesses, trading in client securities, entering into co-investments with clients or relationships that may be perceived as impairing the ability of the individual or the Company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of directors, by the Audit Committee. The Code also prohibits the Company from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        KPMG LLP, which has been the independent registered public accounting firm for the Company, has been appointed by the Audit Committee as registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2009. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires that the votes cast in favor of the proposal exceed the votes cast against the proposal by shares of Class A and Class B common stock voting together as a single class once a quorum is present. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009, unless specified otherwise.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERTED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

        Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's and its predecessors' annual financial statements for the years ended December 31, 2008 and 2007 and fees for other services rendered by KPMG LLP during those periods:

	2008 ($)	2007 ($)
Audit Fees	2,806,325	3,825,904
Audit Related Fees	100,000	—
Tax Fees	—	—
All Other Fees	—	—

Total	2,906,325	3,825,904

        Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of the Company and its predecessors; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC, including documents relating to our initial public offering.

        Audit Related Fees—services with respect to audits of the Company's defined contribution plan.

        Tax Fees—tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

        All Other Fees—any other work that is not Audit, Audit-Related or a Tax Service.

        The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor's independence and has determined such services for fiscal years 2008 and 2007 were compatible.

        We have been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Report of the Audit Committee

        The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company's financial reporting process. The Audit Committee conducted its oversight activities for the Company in accordance with the duties and responsibilities outlined in the Audit Committee charter.

        The Company's management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent auditors, KPMG LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

        The Audit Committee, with the assistance and support of the Company's finance department and management of the Company, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of the Company's systems of internal control for the fiscal year ended December 31, 2008.

        These activities included, but were not limited to, the following during the fiscal year ended December 31, 2008:

  •
  Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the quarterly and annual earnings press releases for the year ended December 31, 2008. Management has the primary responsibility for such financial statements and press releases.

  •
  Discussed with the independent auditors the matters requiring discussion by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

  •
  Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," and discussed with the independent auditors their independence.

        In reliance on the committee's review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

William R. Carapezzi, Chairman
Robert M. Belke
Peter W. Calamari
Harvey M. Krueger

OTHER MATTERS

        Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the named proxies to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting.

        The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone, e-mail or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors
Edward S. Forman, Secretary

New York, NY
March 16, 2009

DUFF & PHELPS CORPORATION 55 E. 52ND STREET NEW YORK, NY 10055 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DFPHP1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DUFF & PHELPS CORPORATION A. Proposals—The Board of Directors recommends For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. a vote FOR all the nominees listed and FOR Proposal 2. Vote On Directors 1. To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified Nominees: 0 0 0 01) Noah Gottdiener 02) Gerard Creagh 03) Robert M. Belke 04) Peter W. Calamari 05) William R. Carapezzi Vote On Proposal 06) William J. Hannigan 07) Harvey M. Krueger 08) Sander M. Levy 09) Jeffrey D. Lovell For Against Abstain 2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. 0 0 0 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. B. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. DFPHP2 Proxy – Duff & Phelps Corporation Notice of 2009 Annual Meeting of Stockholders Omni Berkshire Place, 21 East 52nd St., New York, NY 10033, on April 30, 2009, at 9:00 AM, Eastern Daylight Saving Time. Proxy Solicited by Board of Directors for Annual Meeting—April 30, 2009 Edward S. Forman and Jacob L. Silverman, each singly with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Duff & Phelps Corporation to be held on Thursday, April 30, 2009 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposal 2 with respect to any executed proxy. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting with respect to any executed proxy.